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                                                                   Exhibit 21

                        SUBSIDIARIES OF THE REGISTRANT


1. CDKnet, LLC, a limited liability company incorporated under the laws of the State of New York.

2. Creative Technology, LLC, a limited liability company incorporated under the laws of the State of New York.